Exhibit 99.1

Clean Wind Energy Tower, Inc.

Pays Off Convertible Note

Annapolis, MD – February 7, 2012 - Clean Wind Energy Tower, Inc. (OTCBB: CWET, the “Company”) announced today that the Asher Enterprises, LLC, note, convertible into common stock, entered into on July 27, 2011, in the amount of $45,000 was paid off in cash. No shares of the Company’s common stock from this note are being held in reserve for conversion.

Ronald W. Pickett, Chairman and CEO, stated “The Company is pleased to report the timely repayment of this incremental financing”.

About Clean Wind Energy, Inc.

Clean Wind Energy, Inc. a wholly owned subsidiary of Clean Wind Energy Tower, Inc, has designed and is preparing to develop, and construct large “Downdraft Towers” that use benevolent, non-toxic natural elements to generate electricity and clean water economically by integrating and synthesizing numerous proven as well as emerging technologies.

Our Company’s core objective and focus is to become a provider of clean efficient green energy to the world communities at a reasonable cost without the destructive residuals of fossil fuel, and to help broker the chasm between both, while continuing to generate innovative technological solutions for today and tomorrow’s electrical power needs.

Abundant, Clean, Affordable Energy

As designed, the Company anticipates that each Downdraft Tower could generate enough electricity to power up to 1,600,000 homes using the guidelines set forth in the California Statewide Residential Appliance Saturation Study, 2004. As an independent power producer of clean renewable energy, the Company will not be selling power directly to consumers but rather to the grid.

In addition to constructing Downdraft Towers in the United States and abroad, the Company intends to establish partnerships at home and abroad to propagate these systems and meet increasing global demand for clean water and electricity. Clean Wind has assembled a team of experienced business professionals, engineers and scientists with access to the breakthrough energy research upon which this technology is founded and the proven ability to bring the idea to market. Clean Wind has filed several patents that the Company believes will further enhance this potentially revolutionary technology. Clean Wind Energy, Inc. is based in Annapolis MD, and is traded on the OTCBB under the symbol ‘CWET’.

Contact:

Clean Wind Energy, Inc.

1997 Annapolis Exchange Parkway Suite 300

Annapolis, Maryland 21401

Phone: 410-972-4713

E-mail: Info@cwetower.com

www.cleanwindenergytower.com

Investor Relations

Jody Janson

Phone: (855) 848-6937

Email: ir@cwetower.com

Cautionary Note Regarding Forward-Looking Statements

Statements included in this release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s various filings with the Securities and Exchange Commission (SEC).